Earnings Conference Call Transcript

Tyson Foods, Inc. – Q4 2007

Event Time – November 12, 2007, 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Dick Bond

Tyson Foods, Inc. - President, CEO

Wade Miquelon

Tyson Foods, Inc. - CFO

Ruth Ann Wisener

Tyson Foods, Inc. - VP Investor Relations

CONFERENCE CALL PARTICIPANTS

Ken Zaslow

BMO Capital Markets - Analyst

Tim Ramey

D.A. Davidson & Company - Analyst

Diane Geissler

Merrill Lynch - Analyst

Jonathan Feeney

Wachovia Securities - Analyst

Farha Aslam

Stephens Incorporated - Analyst

Christine McCracken

Cleveland Research Company - Analyst

Pablo Zuanic

JPMorgan Chase & Company - Analyst

Eric Katzman

Deutsche Bank Securities - Analyst

Edgar Roesch

Banc of America Securities - Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. At this time, all participants are in a listen-only mode. (OPERATOR INSTRUCTIONS)

Today's conference is being recorded. If you have any objections, you may disconnect at this time.

Now I'll turn the meeting over to Ms. Ruth Ann Wisener.

Ruth Ann Wisener - Tyson Foods, Inc. - VP Investor Relations

Good morning and thank you for joining us today for Tyson Foods fourth quarter conference call.

With me today are Dick Bond, our President and CEO, and Wade Miquelon, our Chief Financial Officer.

Before we move on to discuss the operating performance for the quarter and the year, I want to remind everyone that some of the things we talk about today may include forward-looking statements. That means those statements are going to be based on our view of the world as we know it today and that means things can change so I would encourage you to look at today's press release for a discussion of the risks that the can affect our business.

Before we begin taking your questions, I want everyone to be aware that because of the presentations we'll be giving later this morning, we're going to end this call by 10:00. For those of you who aren't attending in person the event will be webcast starting at 10:45 Eastern Time. I'm now going to turn things over to Dick Bond.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning and thank you for joining us today as we report on our fourth quarter and wrap up our fiscal 2007. Tyson Foods has made a great turnaround in the past year. Not only are we back on course, Tyson is a stronger, more streamline company and we've made significant progress for the long-term.

We achieved record sales of $27 billion, along with nearly a $700 million operating income improvement in 2007. Including the $334 million in additional grain costs we incurred, we actually had a $1 billion swing compared to 2006. All four segments were profitable for the quarter as we anticipated and profitability improved year-over-year in each segment.

We exceeded $265 million in annualized savings from our CMI, or cost management initiative. In addition to the financial accomplishments in 2007, it also marked a beginning of several exciting things.

In February, our new Discovery Center opened and we are very pleased with the cutting-edge, innovative work around new product development and consumer insights. We've had approximately 500 customer visits resulting in nearly 200 new products and menu concepts, many of those have launched or are in test runs.

We entered the field of renewable energy through a strategic alliance with ConocoPhillips and established Dynamic Fuels, a 50/50 joint venture with Syntroleum by producing next generation renewable fuels from beef, pork, and chicken fat. We are taking the first steps in leveraging Tyson's access to animal by-products to become an important figure in the renewable energy business.

Before I turn the call over to Wade, I'd like to say it has been a very rewarding year. A $1 billion turnaround doesn't happen very often, and we did it through solid execution. I think the management team and all the Tyson team members deserve the credit for returning Tyson Foods to profitability while laying the groundwork for future growth. Wade?

Wade Miquelon - Tyson Foods, Inc. - CFO

Thank you, Dick. In Q4 '07 we achieved earnings of $0.09 per share and all four segments were profitable. This compares to a loss of $0.17 per share in Q4 '06, or a $0.26 per share year-over-year improvement. We had $122 million of operating income improvement and this reflects our Q4 '07 to Q4 '06 progress in all segments. Of particular note, Chicken's Q4 '07 to Q4 '06 improvement of $71 million includes the absorption of a net negative grain impact of $118 million this quarter. Q4 '07 results include a $17 million non-cash tax expense to correct our tax basis for certain fixed assets. This matter was discovered internally and dates back to 1999 when we converted our tax basis fixed asset data to a new accounting system.

This tax adjustment was partially offset by net tax benefits from other changes as well as tax reserve adjustment changes. In Q4 '07, cash flow of $373 million is a $116 million improvement over Q4 '06's $257 million.

So let me summarize '07 results. Our earnings for the year of $0.75 per share versus the $0.58 per share loss for fiscal year '06 represents $1.33 per share turnaround. As I said, each segment's profitability improved over fiscal year 2006 and this was driven by cost efficiencies and better overall pricing. We achieved $27 billion in sales, our highest ever, and this is a new milestone. Our operating cash flow improved $306 million from the prior year. Capital expenditures totaled $285 million.

Our debt balance of $2.78 billion is almost $0.5 billion better than the year-end 2006, and we are at the lowest debt level since prior to the 2001 IBP acquisition. Our debt to EBITDA ratio is now under 2.4. Net, I feel great about the significant progress that we are making.

Now let me talk to fiscal year '08 outlook. Our full-year guidance is a range of $0.30 to $0.70 per share. This $0.40 range in earnings reflects our view that we will experience significant volatility in the beef industry and in the grain markets. Because of the current beef dynamics we believe that Q1 will be our most challenging quarter in fiscal year '08. We project the following information for fiscal year '08. Revenues for the fiscal year to be approximately $28 billion, net interest expense is expected to be around $200 million, depreciation and amortization is expected to be around $520 million. Capital spending will go up compared to fiscal year '07 and we expect a range of 425 to $475 million. Our tax rate for full fiscal year 2008 is expected to be 35 to 36%. Weighted average shares will be approximately 356 million, and we continue to believe that our debt and balance sheet will be in good shape but due to the uncertainty of timing around potential international acquisitions and joint ventures, we are not going to forecast a specific debt target at this time.

I'm now going to turn the call back over to Dick for a discussion on the segments.

Dick Bond - Tyson Foods, Inc. - President, CEO

Thanks, Wade. Now, I'd like to give you some more detail about our segment performance starting first with Chicken.

Our Chicken segment sales for the fourth quarter increased on higher pricing despite lower volume. Volume was lower due to fewer operations in Alabama where we sold two commodity plants and chose not to rebuild another following a fire. When adjusted for these three plants, volume was actually higher for the quarter compared to a year ago. Operating income for the year improved $227 million versus fiscal '06 despite a negative $334 million grain impact. Operating efficiencies and pricing were the primary drivers for the improvement. We had two major product launches in our Chicken segment in 2007. Our retail fresh chicken converted to a raise without antibiotics platform and it has been very successful with our customers and consumers. We're also excited about the Any'tizer product launch which has been one of Tyson's most successful initiatives. Retailer acceptance has been outstanding. In the first few months, we achieved 84% ACV. This means if you go into a grocery store, there is an 84% chance you'll find Any'tizers and of the 10 varieties available, retailers are picking up six or seven on average which is outstanding. The Thank You, Mom commercials supporting Any'tizers was one of the top 10 most recalled new TV ads. Our ad ranked seventh out of 407 new commercials airing that period, so we are very pleased with the effectiveness of our advertising. Looking ahead at 2008 for the Chicken segment, based on our current markets, we anticipate increased grain costs in excess of an additional $300 million versus 2007. Although we will be working to mitigate that through risk management and pricing. We think Chicken supplies industry wide will be up 3 to 4% over 2007 levels, and Tyson will be a healthy participant in that growth. We have great sales momentum in both our consumer products and foodservice channels and will increase our production volume as needed to meet our customer's expectations.

Now I'm going to move on to the Beef segment. The Beef segment had a $35 million operating income improvement over the fourth quarter of 2006 and a $331 million increase for the year due to improved execution, better yields, lower operating costs, and enhanced pricing. The Beef margin spread improved as did capacity utilization, which was in the low 80s this year compared to the mid 70s last year. In 2008, I believe the herd will expand by only 0.5% when it should be 1.5 to 2% higher in this point in the cattle cycle. As you likely read in the press, the industry is processing too many cattle relative to supply and demand, severely compressing margins. As we have entered the new fiscal year, we are seeing a very difficult and volatile environment for the beef industry, however, the conditions we see now historically have a limited duration. In addition, we have greatly improved our own operational execution which puts us in a good position relative to our competition.

In the fourth quarter, our Pork segment sales were up due to higher volume, although pricing decreased slightly. Operating income improved $88 million year-to-date compared to fiscal '06. We significantly improved our execution in the Pork segment as well and we benefited from a better spread and higher capacity utilization. In 2008, pork supply should be up 1 to 2% and we anticipate our Pork segment will perform better in 2008 than 2007.

I want to take a minute to acknowledge our Fresh Meats group. In fiscal '07 their executional improvements in Beef and Pork totaled more than $300 million over fiscal '06. That's just a tremendous accomplishment and I want to recognize them for doing such a great job in strengthening our competitive position. We believe we are back to being an industry leader in cost, revenue, and yield, based on our results as compared to published industry data.

Operating income in the Prepared Foods segment showed a $4 million improvement in the fourth quarter and $36 million for the year, primarily due to higher average sales prices. Prepared Foods had a decrease in sales dollars and volume in part due to a very unusual situation with one QSR customer. This situation was temporary and we don't expect it to be an issue going forward. In addition, our cold deli volume was down as we exited some low profit, non-strategic business. However, exiting these businesses will improve operating income. With an SKU rationalization project largely complete and lower pork raw material costs anticipated going into 2008, we expect the Prepared Foods segment profitability and volume to improve over 2007.

Turning to our international business, Tyson to Mexico improved due to better execution and overall market conditions. In China, we are very close to completing two potentially integrated joint ventures and we are also nearing completion of an integrated poultry deal in Brazil. We expect to close two deals by the end of second quarter with the third in third quarter. In closing, I'd like to say despite the current market conditions, I am very optimistic about our future because Tyson is a much stronger company and is a better positioned Company for the long-term. We are the leader in accelerating innovation and we have a great team. They are the primary reason

Tyson Foods is and will remain one of the world's leading food companies. Now I'd like to turn the call back over to Judy for your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) Ken Zaslow with BMO Capital, you may ask your question.

Ken Zaslow - BMO Capital Markets - Analyst

Good morning, everyone.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning, Ken.

Ken Zaslow - BMO Capital Markets - Analyst

I had two questions. You kind of look at your guidance for next year of $0.30 to $0.70. Your cost savings roughly, call it, about $0.50 on an annual basis. You're moving up the scale in terms of higher value-added products. The $0.30 to $0.70 kind of makes me think that it's still a very cyclical business rather than that there's really a growth outlook and Dick, you said we have great optimism. It seems contrary a little bit in terms of, and I know there's no nice way of asking this question, but it seems like on one side, you're making progress but on the earnings side, you're still not moving in the right direction. Can you just give a little color on that?

Dick Bond - Tyson Foods, Inc. - President, CEO

Ken, that's a great question, and I'll start and if Wade wants to add, he's more than welcome, too, but I think there's probably three dynamics there. I mean, from an innovation perspective, we are the leader. We are going to increase our new products, sales pounds in Prepared Food, in Chicken, in Beef and in Pork. I mean, there's no doubt about that. This is a longer-term view that we have to take here. We have two situations that we're going to have to deal with in 2008. One, on the Chicken side is another 300 plus million dollars in grain increases that we're going to have to work hard to raise prices where we can and to mitigate that risk through our risk management activities. The second thing is that we are in a very current volatile and difficult beef situation. So based on our current situation, we could be well over $1 even if Beef were to breakeven for the year, but I don't know at this point that that's going to happen. I do believe that the beef situation is short-term, but those are the things that are really driving us to put that $0.30 to $0.70 in there, but we are doing the right things. We do have a much stronger company, and we are still excited about the future.

Ken Zaslow - BMO Capital Markets - Analyst

And my other question is in your commentary, you said the beef losses have limited duration or you made a phrase about limited duration. What gives you the comfort that there is such a thing as limited duration given that one of the competitors out there seems to be relatively aggressive in the capacity increases? I guess that's kind of the way I look at it.

Dick Bond - Tyson Foods, Inc. - President, CEO

Again, historically, when these types of things happen, they are of a limited duration. I mean, there's no doubt about that. And I would also say to you that the aggressive competitor that you referred to has probably already backed off from that level of aggressiveness.

Ken Zaslow - BMO Capital Markets - Analyst

Okay. Thank you.

Wade Miquelon - Tyson Foods, Inc. - CFO

I would add Ken, that if you look at where our business is today versus a year or two ago, we really do believe that now we're back to best-in-class yield, best-in-class cost, best-in-class pricing, and so I think in these temporary situations, that's where you want to be positioned.

Ken Zaslow - BMO Capital Markets - Analyst

Great. Thank you.

Operator

Tim Ramey with D.A. Davidson.

Tim Ramey - D.A. Davidson & Company - Analyst

Good morning.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning, Tim.

Tim Ramey - D.A. Davidson & Company - Analyst

This will sort of be a follow-up to Ken's question. It wasn't obvious to me why you should have a sequential grain issue as large as the one that you have. Is that just because you had favorable hedging last year that you don't have this year or can you flesh that out just a little bit more?

Dick Bond - Tyson Foods, Inc. - President, CEO

Tim, it really is nothing more than based on the forward curve of where the grain markets are today relative to what we paid for grain on an actual basis for 2007.

Wade Miquelon - Tyson Foods, Inc. - CFO

And for perspective, about every one penny move in, say, corn, with an indicative in soy is about $3 million to us so that's fiscal, if you recall. Grain started to move in the O&D period, there's a P&L lag of two to three months, as we pointed out, from the flow through but then it moved again in the JFM period.

If you take that the weighted average European P&L effect and you look at where it's going at that point in time in the forward curve you get to about a $1 differential which is around that $300 million mark.

Tim Ramey - D.A. Davidson & Company - Analyst

Dick, relative to your comment on Beef, should we assume then that you are factoring in significant losses in your outlook for the Beef segment for '08?

Dick Bond - Tyson Foods, Inc. - President, CEO

Certainly in that range, yes.

Tim Ramey - D.A. Davidson & Company - Analyst

Okay. Many of your comments this morning seem like sort of shots across the bow of competitors, the idea that you would be a "healthy participant" in a 3 to 4% increase in volume in the Chicken business sounds to me like almost reminiscent of the death march rhetoric of years gone by. Am I interpreting that wrong or are you sort of saying no, we're not going to let market share go away here?

Dick Bond - Tyson Foods, Inc. - President, CEO

Tim, I'm not saying we're driving for market share at all. What I'm saying is that based on where we are from a sell-in, whether that be on national accounts, on foodservice, or where we are on the retail side on consumer products, we are seeing an increase in sales and we're going to take advantage of that and to increase our sales, we have to have an increase in production. So, this is not driven by "market share," it's driven by what our business unit people are doing and our Tyson team are doing to be more effective sellers, take advantage of our cost positions, take advantage of our improved economics and work on that.

Wade Miquelon - Tyson Foods, Inc. - CFO

I'd also say, Tim, over the last couple of years we've done a lot. We've rationalized, as you know, the Beef assets, we've sold off commodity assets on the poultry side and done a lot to refocus our business on our core. And we feel now that we've done that both from our focus point of view as well as our cost structure point of view that we're well positioned to grow the core strategic parts of our business and that's what we're going to do.

Tim Ramey - D.A. Davidson & Company - Analyst

Okay. Thanks.

Operator

Diane Geissler with Merrill Lynch.

Diane Geissler - Merrill Lynch - Analyst

Good morning.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning, Diane.

Diane Geissler - Merrill Lynch - Analyst

A question for you on the grain. It looks like in the fourth quarter you had a loss, a hedge loss on your grain. Am I reading that right?

Wade Miquelon - Tyson Foods, Inc. - CFO

I think in the fourth quarter we might have had some negative but, again, remember there's an offset there.

Diane Geissler - Merrill Lynch - Analyst

Okay. I guess my question then is, is the $300 million that you put before us this morning for fiscal '08 does that include any hedge losses?

Dick Bond - Tyson Foods, Inc. - President, CEO

No. Diane, all that is is a straightforward calculation on the forward curve. It does not include any positive or negative potentially from mitigation or risk control. I mean, we would hope to be able to mitigate some of that.

Diane Geissler - Merrill Lynch - Analyst

Okay. I just wanted to clarify that. And then I guess just to follow-up on Tim's question, do you, in your commentary really from your presentation about if even you could see well in excess of $1 of earnings even if Beef broke even, but, so, does that mean you expect Beef to have a significant loss in fiscal '08? I guess I'm just trying to marry those two comments together.

Dick Bond - Tyson Foods, Inc. - President, CEO

Let me clarify what I said there now. I said based on current conditions, and based on current conditions, that would be true but recognize, again, as Wade said, we're not feeling all of this increase in grain yet.

So because the grain popped here relatively recently, I said that based on current run rates, so you have to factor in the fact that we are going to have some increase in grains here later in the year. So what I said was true but you have to factor that into the balance of the year as well.

Diane Geissler - Merrill Lynch - Analyst

So I'm just trying to get clarity on whether you think Beef will lose money in fiscal '08 or not?

Dick Bond - Tyson Foods, Inc. - President, CEO

I will answer that by saying that within the range of $0.30 to $0.70, we have Beef potentially losing money in the bottom half of that range.

Diane Geissler - Merrill Lynch - Analyst

Okay. Well, and just maybe this is something for later after the management presentation, but just looking back to when Tyson acquired IBP and kind of the performance of the Beef division and I know you've done a lot of work to get your cost structure in line and some of these recent problems in Beef are sort of out of your control because of the behavior of another participant in the industry, but it just kind of brings back the question to me about the level of volatility Beef adds to your P&L and just at what point do you determine that the benefits of being kind of one face to the customer on all proteins, at what point is that outweighed by the level of volatility that Beef adds to your earnings stream?

Dick Bond - Tyson Foods, Inc. - President, CEO

Diane, again, that's a very, very good question. Let me go back to the first point and talk a little bit about just Beef in general. Because we have not been able to get our exports back to 2003 levels, I would tell you, that is the biggest contributor to not allowing us to get back to normalized ranges on Beef.

Diane Geissler - Merrill Lynch - Analyst

Yes, but I guess the question is, is it ever going to be back to 2003 levels? Has there been a systemic change in beef because of the loss of the export markets that makes beef more unattractive today than it was when Tyson acquired IBP?

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, let me finish my --

Diane Geissler - Merrill Lynch - Analyst

Oh, I'm sorry.

Dick Bond - Tyson Foods, Inc. - President, CEO

Just one second here. So I do believe that at some point in time, we will get trade re-established but your question is a valid one. How long should we deal with that uncertainty? So I would tell you that we are, in fact, doing from a strategic standpoint looking at all the different options around all of our segments. So I don't think I'm going to say anything anymore than that, but you're right. It is something that as a management team, we owe that to our shareholders to do that.

Diane Geissler - Merrill Lynch - Analyst

Okay. All right. Well, I appreciate the comments. Thank you.

Operator

Jonathan Feeney with Wachovia.

Jonathan Feeney - Wachovia Securities - Analyst

Good morning. Thank you.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning.

Jonathan Feeney - Wachovia Securities - Analyst

I guess I just wanted to, I'm sorry to keep hammering home on this, Dick, but I think I know it's not your fault that the Street got out ahead of expectations but the Street got with some aggressive expectations.

But, I guess, coming into the year, did you really anticipate if you go back to January, did you anticipate with some of the comments you've made throughout the year about what mid cycle earnings could possibly be, a beef business that, not just from a short-term perspective but from a long-term perspective would be in better shape than it is right now? I mean, do you think there's a permanent impairment here?

Dick Bond - Tyson Foods, Inc. - President, CEO

I don't really believe that. Again, it comes back to getting our export markets back, making sure that we're operating as good a business as we possibly can, and as you said, we can't control certain things in this business.

Wade Miquelon - Tyson Foods, Inc. - CFO

I guess the other thing I would add is if we go back to Q3 for example, I think we were about a percent, so about half a percent from the lower end of our range. We are moving nicely towards there, I think, some short-term disruptions have changed that a bit but I would still say we improved $330 million year-on-year in the Beef segment despite overall tighter spreads. And so I think fundamentally for the long-term, we are positioned much better versus the relative competitive set and versus where we were to take advantage of the move.

Jonathan Feeney - Wachovia Securities - Analyst

Sure. I guess, I mean, could you, I know you've made a number of comments about the mid cycle earnings potential of the Company being, I think, of just heard in the $1.50 range. Wade, would you still say that was, is possible given what appear to be the realities in the beef business?

Wade Miquelon - Tyson Foods, Inc. - CFO

I believe so. I mean, everybody has their own view on beef, obviously, but if Beef were tracking to normalized all other things to be considered right now based on where we currently are, we'd be very close to that range.

Jonathan Feeney - Wachovia Securities - Analyst

Thanks. And just one follow-up on that. Could we get to, and I know this might be a tough question to answer, but can you envision a world, Dick, from all your experience in the beef business where exports don't come back to 2003 levels? Let's say if they stay at the 50% of 2003 approximately levels that they are today and get back to that normalized Beef vision just through cost savings and, say, the gradually better utilization that will happen just from domestic growth?

Dick Bond - Tyson Foods, Inc. - President, CEO

I would say that probably not to the average but probably to the low side of the range, yes.

Jonathan Feeney - Wachovia Securities - Analyst

Okay. Well thanks very much. Look forward to meeting today.

Operator

Farha Aslam with Stephens Incorporated.

Farha Aslam - Stephens Incorporated - Analyst

Hi. Good morning.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning.

Farha Aslam - Stephens Incorporated - Analyst

Could you just share with us what your capacity utilization was for Beef, Pork, and Chicken in 2007 and kind of what your outlook is for '08?

Dick Bond - Tyson Foods, Inc. - President, CEO

Farha, we have talked about Beef was in the mid 70s, it was about 76 and it went up to about 81, a little over 81. Pork actually went up 2%, just about 2 percentage points to 83.5. So from 81 to roughly 83.5.

Chicken's a little bit harder to do and harder to capture, but based, again, on our sales momentum, we are looking to increase that capacity utilization on Chicken by about 3 to 3.5 percentage points.

Farha Aslam - Stephens Incorporated - Analyst

So does that mean your volume in Chicken, do you anticipate going up about 3 to 3.5% in 2008 or would we look for more like the 5% to fully restore the cuts you had put in place?

Dick Bond - Tyson Foods, Inc. - President, CEO

Again, depending upon our sales momentum and demanding upon what we're getting done in terms of the sales side will dictate what we're going to do there.

Farha Aslam - Stephens Incorporated - Analyst

And when you think about Chicken pricing and kind of offsetting this $300 million increase in grain with pricing, how much pricing do you think the industry will be able to sustain on the foodservice side and then on the retail side?

Wade Miquelon - Tyson Foods, Inc. - CFO

I think over time, we're fairly confident that it be able to sustain almost all of it. The issue really is one of timing. Whether it takes three months or six month or nine months and how the annual contracts move and also some of the international picture and then how supply ultimately shakes out. But again, I think over time history would suggest that we should be able to recover all of that, it really is a mater of timing, though.

Farha Aslam - Stephens Incorporated - Analyst

So you anticipate somewhat of a lag and that's part of the reason for your guidance for next year?

Dick Bond - Tyson Foods, Inc. - President, CEO

True.

Farha Aslam - Stephens Incorporated - Analyst

And my last question on Beef. Have you factored in sort of that increasing amount of cattle being available in six months or so or would that be just an additional positive potentially?

Dick Bond - Tyson Foods, Inc. - President, CEO

If the herd in terms of available for slaughter is better than that half a percent of where we think at this point, then certainly that would be a positive because more cattle generally yields higher potential margins anyway.

Farha Aslam - Stephens Incorporated - Analyst

Okay. Great. Thank you very much.

Dick Bond - Tyson Foods, Inc. - President, CEO

Thank you.

Operator

Christine McCracken with Cleveland Research.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning.

Wade Miquelon - Tyson Foods, Inc. - CFO

Good morning.

Christine McCracken - Cleveland Research Company - Analyst

Just on Beef, wanted to touch on a few of your comments. You said that based on history you should see kind of a return to normal conditions over a relatively short amount of time, but wouldn't you argue that the conditions today are a bit different than what we've seen in the past? And we've talked about expansion in the herd now for a while and I'm wondering if it isn't the shift in weights that's made up for some of that expansion that we should have seen and in fact we may never get a huge herd expansion like we've seen in the past, that maybe this is a change in the industry that's going to force some capacity out of the industry and why hasn't someone already done this?

Dick Bond - Tyson Foods, Inc. - President, CEO

Christine, I'm not sure that I can answer that question. I mean, in terms of why someone hasn't done this or that but I would still tell you that normally, when we get into the current type situations that we have, they are going to be relatively short lived, some dynamic will change either a reduction in processing, something will happen that will change the current dynamics. But I don't think anything is fundamentally different about this one but I do believe, like I did say earlier, it will be very difficult to get to be anywhere near normalized without exports, without maybe a better balance between supply and demand, but those are the things that we're going to have to deal with.

Christine McCracken - Cleveland Research Company - Analyst

And when you talk about the balance between supply and demand, though, wouldn't you argue that right now we have excess capacity in the industry?

Wade Miquelon - Tyson Foods, Inc. - CFO

There's no doubt. We have excess capacity in the industry and we believe that, again, as what I have said earlier, we positioned ourselves I think extremely well at the current time.

Christine McCracken - Cleveland Research Company - Analyst

And it's not your intention then to take kind of a leadership role as the largest beef processor and shut down some capacity at this point?

Wade Miquelon - Tyson Foods, Inc. - CFO

I think we have taken a leadership role. Over the last couple of years we've shut down over two facilities, so --

Christine McCracken - Cleveland Research Company - Analyst

All right. Well then just on Canada, you guys obviously have a facility up there and it seems like the same type of fundamentals are negatively impacting that facility. Then you're also dealing with kind of the labor constraints.

Has that situation improved at all or is that kind of all in the same kind of boat as what we're seeing here in the U.S.?

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, the labor situation has definitely improved. Still not where we want to be but it is a lot better than what it was, so that's been a positive. The biggest issue in Canada right now is the ratio of the Canadian dollar to the U.S. dollar and how that has changed is probably the single most thing that is impacting the Canadian results.

Wade Miquelon - Tyson Foods, Inc. - CFO

But I would say for '07 versus '06, we saw the same kind of progress in Canada as we did in domestic foods.

Christine McCracken - Cleveland Research Company - Analyst

All right. I'll talk to you more at the meeting. Thanks.

Operator

Pablo Zuanic with JPMorgan.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Good morning, everyone. Just a question on the Beef side again. But if I think of the cycle, forget about Swift and what they are doing and even let's leave aside whether export markets open or not and we just concentrate on the supply side, I mean, you are guiding for growth in the cattle supplies, other people that we talk to in the industry are talking about flat numbers or actually cattle declining. The argument they make is drought, economics, also even generational change in some cases, so is there a risk here that the cycle could actually turn and that cattle supplies could actually start to decrease? What would you say about that?

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, Pablo, I would say I don't believe that. I don't think that is true. We should still be in an expansion mode for the number of cattle that we should have available for slaughter through late 2009 and into 2010.

And while I don't think it would be at a normal rate, we are going, to see in my opinion, we'll see the FIS level increase roughly half a percent in 2008.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Okay. And just trying to understand the volatility of the Chicken business, I mean, obviously, you lost money during 2006. When we're looking at your guidance of $0.30 to $0.70 for '08, could you give us a range of what that assumes for Chicken, roughly? In terms of EBIT for Chicken, what's the range that you're assuming there, roughly?

Dick Bond - Tyson Foods, Inc. - President, CEO

No. I mean, historically we haven't and I don't believe I'm going to get to that level of detail for you today.

Wade Miquelon - Tyson Foods, Inc. - CFO

And I would just say embedded in that range of guidance is the volatility that there's an unknown of how much of that $300 million grain we can absorb. I mean if you do the math, $300 million is $0.60 so there's a lot of volatility in there and it really is an issue of how much of that we can recoup through pricing, cost reduction or what not.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Okay. Now, I can do the math but if you had been in the spot market for grains in fiscal year '07, how much of your increase would have been? Your increase report is 256 and my math if it had been in the spot market it would have been about $400 million. I mean, can you give us some color there because it seems to me you (inaudible) other companies really were able to push back the impact from grain cost through hedging, but just roughly from a spot market perspective where would you have been in grains in '07?

Wade Miquelon - Tyson Foods, Inc. - CFO

If we hadn't done any hedging?

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Yes.

Wade Miquelon - Tyson Foods, Inc. - CFO

Well, that number there effectively is pre-hedge, that $334 million. And we did have some hedging, of course, you can see that in the footnotes there, but I would say that 70% of it was not hedged and was fully passed through in pricing.

Dick Bond - Tyson Foods, Inc. - President, CEO

The number was the 256. So it's 256 relative to 334.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Right. Okay. And just one last one. When I look at your value-added business, that 70% of the business, can you just comment in terms of how those negotiations are going so far and in your case, do they really take place at the end of the year like they do for other companies? Just some comments there.

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, in general, we are in the selling season for those types of annual contracts that generally is an October- November-December kind of time frame that those contracts take place and we're in the midst of them right now.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Okay, but Dick, just a last question. Given that we have all of this grain volatility, is there an effort to try to move volume to cost plus contracts or just a raise in the market for that? I mean, customers are not ready to do that.

Dick Bond - Tyson Foods, Inc. - President, CEO

We are trying to mitigate and work towards as many market related contracts as we can or to have escalators in there for grain, so we are working to do as much of that as we possibly can so that we don't necessarily have to bear all that risk.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

Okay. And if I may just one very last one. Regarding the Russian ban on 17 plants here in the U.S., what's your outlook there? Do you think that's temporary for half of them? When does this get resolved? Is it as big an issue if there's still, you know, another, whatever, 70 plants that can export to Russia?

Dick Bond - Tyson Foods, Inc. - President, CEO

Pablo, I don't know how long it's going to last, I mean, there will be at the some point a government to government solution here, no doubt. We were only affected, really, in three plants and we still have 13 or 14 plants that we can still export to Russia and we've developed a very good strategy around spreading that base of business and we don't feel threatened by where that is today.

Pablo Zuanic - JPMorgan Chase & Company - Analyst

All right. Thank you.

Operator

Eric Katzman with Deutsche Bank.

Eric Katzman - Deutsche Bank Securities - Analyst

Thank you. Good morning.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning, Eric.

Eric Katzman - Deutsche Bank Securities - Analyst

I guess first question has to do with the change in Cap Ex In fiscal 2008. It's a pretty big jump. What is the reasoning behind that?

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, 285 in '07 if you'll look back at our history was almost half of what the number of years were in previous years, so we really, really cut back hard in 2007. It takes about 220 to $230 million just in maintenance Cap Ex to take care of the facilities, so we have said that we are going to do more profit improvement and cost reduction type of capital spending in fiscal '08. So our range is that 425 to $475 and, quite frankly, if results, and we're on the lower side of that range, then we'll probably have to cut back and will cut back a little bit on that Cap Ex but I believe that the things that we are doing, again, will enhance our business for the long-term.

Wade Miquelon - Tyson Foods, Inc. - CFO

I think we've kind of always said that we believe the sustainable right number for us is in the 80 to 90% of D&A type range.

Eric Katzman - Deutsche Bank Securities - Analyst

Okay. So the bulk of the difference is really cost related projects and productivity?

Wade Miquelon - Tyson Foods, Inc. - CFO

We call them profit improvements. So you have the base, obviously, maintenance and required which I think Dick alluded to was 200 to 250, beyond that are really the MPV strategic type projects, what we call profit improvement projects.

Eric Katzman - Deutsche Bank Securities - Analyst

Okay. And then second question. Dick, you mentioned several potential deals here. Is that factored in any way into the earnings outlook or interest expense or anything else you mentioned in terms of forward forecast?

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, like I say, we're not 100% sure when all these are going to close. As I said, we do expect two of them to close before the end of second quarter. We do believe all of them will be accretive, however, the results for '08 are probably not going to be very impactive overall for fiscal '08.

Eric Katzman - Deutsche Bank Securities - Analyst

Okay. And then last question on Chicken, I think kind of following up on Pablo's question. The 3 to 4% industry growth number, or let me clarify. The 3 to 4% number that you talked in about Chicken in your prepared remarks, is that what you expect the industry to be up or you to be up based on what you're doing in the marketplace?

Dick Bond - Tyson Foods, Inc. - President, CEO

That's an industry. I was doing an expectation on the industry including us with the 3 to 4.

Eric Katzman - Deutsche Bank Securities - Analyst

Okay. And is that, that's a volume number or a sales number?

Dick Bond - Tyson Foods, Inc. - President, CEO

That is a pounds increase.

Eric Katzman - Deutsche Bank Securities - Analyst

Okay. And, I guess, are you surprised given the, let's say, upward bias on feed cost that the industry seems to be ramping up as quickly as it is? I mean, I know we've had a bit of a breather here on feed cost and the pricing has been pretty good, but are you kind of surprised that the industry is kind of, I guess, expanding as quickly or do you think that the 3 to 4% is enough to, let's say, take share from other proteins and that pricing is not necessarily at risk?

Dick Bond - Tyson Foods, Inc. - President, CEO

Again, I would say that, as Wade said, it will take time to recover the grain increases that we're anticipating, so I think there is a little bit of risk if you say we can get all of that immediately, we know we can but over time, on the relativity of Chicken from a value perspective, at least compared to Beef, certainly, which is very high priced on a comparison basis, there could be some movement between proteins there in terms of the demand side.

Eric Katzman - Deutsche Bank Securities - Analyst

I mean, I'll let it go in a second but I guess I'm just a little bit surprised that between you and Pilgrims you now have 50 plus percent share of the market, maybe not consolidated enough, but, I guess, given the bias on the feed cost, I'm just a little bit surprised that the supply is going to go up so much if these, if we're in the contract period and marginal guys want to make some money. But anyway, I'll leave it there and we'll talk in a bit.

Dick Bond - Tyson Foods, Inc. - President, CEO

Thank you.

Operator

Your last question comes from Edgar Roesch with Banc of America Securities.

Edgar Roesch - Banc of America Securities - Analyst

Hi. Good morning.

Dick Bond - Tyson Foods, Inc. - President, CEO

Good morning.

Edgar Roesch - Banc of America Securities - Analyst

Just want to check in with you one last question remains on the incremental benefit in fiscal '08 from renewable fuels. If you could let us know what that benefit is versus '07? Thanks.

Wade Miquelon - Tyson Foods, Inc. - CFO

Well the benefit in '08 won't be significant, but I think as we talked in latter years, it starts to compound and gets just for the Conoco deal on that side I think we said $0.04 to $0.16 accretive over time in that range and we feel that's very much on track and then I don't believe we put out a number Syntroleum.

Dick Bond - Tyson Foods, Inc. - President, CEO

But if you remember that, those things ramp up, Syntroleum and the Dynamic Fuels joint venture really doesn't start until, really, January of 2010, and the Conoco ramp up begins here in December but it ramps up over an 18-month period. So for fiscal '08, there isn't, again, a huge impact from renewable energy in fiscal '08.

Edgar Roesch - Banc of America Securities - Analyst

Okay. Thanks very much.

Dick Bond - Tyson Foods, Inc. - President, CEO

Well, if there are no other questions, we thank you for being with us this morning. Looking forward to the management presentations here shortly and have a great day.